Exhibit 15.2

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-255251) of our report dated October 30, 2024, relating to the audit of the consolidated balance sheet of Metalpha Technology Holding Limited and its subsidiaries (the “Company”) as of March 31, 2024, and the related consolidated statements of profit or loss and comprehensive loss, changes in equity, and cash flows of the year ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”), which appears in this Form 20-F filed by the Company with the U.S. Securities and Exchange Commission on October 30, 2024.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

October 30, 2024

PCAOB ID: 6732